Exhibit 17
                                                                      ----------



                      TRANSACTION IN SHARES OF THE COMPANY

                  The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days. All transactions were on the Nasdaq National Market.

                                                               Price Per Share
  Date of             Type of               Number                (Excluding
Transaction         Transaction           of Shares               Commission)
-----------         -----------           ---------              ------------
  01/25/01             Sale                 10,286                   $2.043